SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
SOLECTRON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SOLECTRON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 10, 2007

To the Stockholders of Solectron Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, January 10, 2007, at 8:00 a.m., local time, at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA 95035, for the following purposes:

1. To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending August 31, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on November 17, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose, or vote via the Internet or by telephone, as instructed on the proxy card. Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

Todd DuChene
Executive Vice President,
General Counsel and Secretary

Milpitas, California
December 4, 2006

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote via the Internet or by telephone as instructed on the enclosed card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

We are pleased to offer you the opportunity to electronically receive future Solectron proxy statements and annual reports over the Internet. By using these services, you are not only accessing these materials more quickly than ever before, but you are also helping the Company reduce printing and postage costs associated with their distribution as well as helping preserve the earth’s valuable resources.

Our online services are available to our stockholders who have active e-mail accounts and Internet access. To enroll in the online program: (1) go to http://www.solectron.com/investor/stock-enroll.htm, (2) click on “Enroll Now” and (3) follow the instructions.

You may also sign up for electronic delivery by following the instructions on the enclosed proxy card and voting via the Internet at www.proxyvote.com.

(i)

SOLECTRON CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of Solectron Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 10, 2007, at 8:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA 95035. The Company’s telephone number is (408) 957-8500 and the Company’s website is www.solectron.com.

These proxy solicitation materials were mailed on or about December 4, 2006 to all stockholders of record at the close of business on November 17, 2006 (the “Record Date”). A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 25, 2006 (“Fiscal 2006”), which includes our audited financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

Common stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 904,121,603 shares of the Company’s common stock were issued and outstanding (including 18,154,965 shares of Solectron Global Services Canada, Inc. which are exchangeable on a one-to-one basis for the Company’s common stock).

Revocability of Proxies

Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Voting and Solicitation

On all matters other than the election of directors, each share has one vote. Stockholders are entitled to cumulate their votes for the election of directors. See “PROPOSAL ONE — ELECTION OF DIRECTORS — Required Vote.”

The cost of any proxy solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made.

In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Discretionary Voting Authority

The Company has discretionary authority to vote on any matter intended to be brought before the Annual Meeting if the Company did not receive notice of such matter by the close of business on the tenth (10th) day after the date of this Proxy Statement, in accordance with the bylaws of the Company.

Deadline for Receipt of Stockholder Proposals for Fiscal 2007

Proposals of eligible stockholders of the Company which are to be presented by such stockholders at the Company’s Annual Meeting for the fiscal year ended August 31, 2007 (“Fiscal 2007”) must be received by the Company no later than August 6, 2007 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention: Corporate Secretary.

Under the Company’s bylaws, a proposal that a stockholder does not seek to include in the Company’s proxy materials for Fiscal 2007 but that may still be properly brought before the Fiscal 2007 annual meeting must be delivered to or mailed and received by the Secretary of the Company not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Board of Directors of the Company (the “Board”) has determined that, except for the Chief Executive Officer, Michael Cannon, none of the director nominees to be elected to the Board at the Annual Meeting has a material relationship with the Company and that, except for Mr. Cannon, every director nominee is independent. These determinations were made pursuant to the Company’s director independence standards, which are identical to the director independence standards set forth in the listing standards of the New York Stock Exchange (“NYSE”), as such listing standards may be amended from time to time.

The Board held a total of 4 regular in person meetings, 4 regular telephonic meetings and 1 special telephonic meeting during Fiscal 2006. During Fiscal 2006, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

The Board encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All of the directors elected at the January 2006 Annual Meeting were in attendance at that meeting.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Executive Compensation and Management Resources Committee. The current membership of each committee, the number of meetings held by each committee in Fiscal 2006 and other descriptive information is summarized below.

Executive
		Nominating and	Compensation and
	Audit	Governance	Management
Director	Committee	Committee	Resources Committee

William A. Hasler		Chair	X
Michael R. Cannon*
Richard A. D’Amore		X	X
H. Paulett Eberhart	X
Heinz Fridrich	X
William R. Graber	X
Dr. Paul R. Low		X	Chair
C. Wesley M. Scott	Chair	X
Cyril Yansouni			X
Total Meetings in Fiscal 2006:	14	4	5

*	Chief Executive Officer and currently the sole employee director on the Board

Audit Committee

The Audit Committee assists Board oversight of the Company’s systems of disclosure controls and procedures and internal controls over financial reporting, is responsible for the appointment and terms of engagement of the Company’s independent registered accounting firm, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s internal and external auditors. The Board has determined that C. Wesley M. Scott, H. Paulett Eberhart and William R. Graber are “audit committee financial experts” and all members of the Audit Committee are “independent” as such terms are defined under the applicable regulations of the Securities and Exchange Commission (“SEC”) and the corporate governance rules of the NYSE. The Charter for the Audit Committee, which has been approved by the Board, is available on the Company’s website at www.solectron.com/about/gov.shtml. See also “AUDIT COMMITTEE REPORT.”

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, recommending director appointments to the various committees of the Board, developing corporate governance guidelines and overseeing the overall performance of the Board. All members of the Nominating and Governance Committee are “independent” as defined under the corporate governance listing standards of the NYSE. The Charter for the Nominating and Governance Committee, which has been approved by the Board, is available on the Company’s website at www.solectron.com/about/gov.shtml.

Executive Compensation and Management Resources Committee

The Executive Compensation and Management Resources Committee is responsible for establishing compensation guidelines for the executive officers of the Company, reviewing and recommending all components of the CEO’s remuneration to the independent members of the Board for approval, reviewing and approving executive bonus plans, providing guidance with respect to other compensation issues, approving stock option grants, CEO and executive succession planning, and reviewing the performance of the CEO. All members of the Executive Compensation and Management Resources Committee are “independent” as defined under the corporate governance listing standards of the NYSE. The Charter for the Executive Compensation and Management Resources Committee, which has been approved by the Board, is available on the Company’s website at www.solectron.com/about/gov.shtml. See also “EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE REPORT.”

Director Compensation

Directors who are not employees of the Company (“Outside Directors”) receive annual base retainers of $75,000. Additional annual retainers and amounts payable to the Outside Directors is summarized in the following table:

	Base Retainer	Additional Retainer	Annual Option Grant
	($)(1)	($)(2)	(#)

Outside Director	75,000	—	40,000
Chairman of the Board	—	65,000	—
Audit Committee Chair	—	20,000	—
Audit Committee Member	—	10,000	—
Executive Compensation & Management Resources Committee Chair	—	13,500	—
Executive Compensation & Management Resources Committee Member	—	6,500	—
Nominating & Governance Committee Chair	—	13,500	—
Nominating & Governance Committee Member	—	6,500	—

(1)	Outside Directors may make a voluntary election to receive 1/3 of the base retainer in fully vested and taxable common stock of the Company.

(2)	If an Outside Director attends more than 9 Board meetings or committee meetings in a year (the Board and each committee counted separately), the director will receive $1,000 for each in person and $500 for each telephonic meeting attended after the 9th meeting.

All retainers are paid annually in advance on March 1st, and the Outside Directors are eligible to receive reimbursement for expenses incurred in attending Board and committee meetings. Outside Directors (other than members of the Audit Committee) may also receive consulting fees for special project assignments completed at the request of Company management. Employee directors are not compensated for their service on the Board or on committees of the Board.

The Outside Directors may elect to defer some or all of their cash, and any base retainer fees they elect to receive in the form of Company common stock, under our Executive Deferred Compensation Plan.

Options to purchase shares of the Company’s common stock are granted to Outside Directors under the 2002 Stock Plan (the “Plan”) in accordance with an automatic, non-discretionary grant mechanism. The Plan provides, with respect to Outside Directors, for an automatic, non-discretionary grant on December 1 of each year of a nonstatutory option to purchase 40,000 shares of the Company’s common stock, with an initial equity grant for new Outside Directors to purchase 40,000 shares of the Company’s common stock at the commencement of their service as an Outside Director, at an exercise price equal to the fair market value on the date of grant. Outside Directors are also eligible to receive discretionary grants under the Plan. No discretionary grants were made to any of the Outside Directors in 2006.

Director Nomination Process

Qualifications

The Corporate Governance Guidelines of the Company set forth the basic qualifications for members of the Board. These guidelines are available on the Company’s website at www.solectron.com/about/gov.shtml. Director nominees should possess the highest degree of personal and professional ethics and integrity, relevant business background and experience, and complimentary expertise in areas of importance to the Company’s business objectives. In addition, director nominees should be committed to representing the long-term interests of all of the Company’s stockholders.

Recommendation of Director Nominees

The Nominating and Governance Committee of the Board (the “N&G Committee”) will consider individuals recommended by the Company’s independent directors, the Company’s CEO and other executive officers, and external retained search firms engaged by the N&G Committee. The N&G Committee will also consider potential director nominees that are properly recommended by the Company’s stockholders in accordance with the procedure set forth below under the heading “Stockholder Recommendations of Director Nominees.” The N&G Committee applies the same evaluation process and principles to all director candidates that are properly brought to its attention, regardless of the source of the recommendation for a candidate.

Identifying and Evaluating Director Nominees

The N&G Committee periodically assesses the appropriate size of the Board in light of the Company’s objectives and strategy, and whether any vacancies on the Board are expected due to retirement, an expansion of the size of the Board, or otherwise. In the event that vacancies are anticipated or otherwise arise, the N&G Committee will initiate a process for identifying and evaluating director candidates. The N&G Committee typically retains an external professional search firm to screen, identify and contact potential candidates who meet the qualifications set forth above and other qualifications or criteria that may be determined by the N&G Committee. In determining particular search criteria or optimal candidate qualifications, the N&G Committee solicits input from the full Board and the Company’s executive management, and also takes into account the current membership of the Board with a view towards identifying opportunities to expand and balance the breadth of the Board’s experience, expertise, and diversity. As noted above, stockholder nominees that are properly recommended to the N&G Committee, as well as recommendations from other sources, will also be evaluated for possible consideration. Information pertaining to potential candidates is then aggregated and reviewed at regular or special meetings of the N&G Committee. The N&G Committee provides periodic updates to the full Board on the search process.

In the course of its review and evaluation of potential nominees, the N&G Committee obtains and reviews applicable information regarding the individuals under consideration, conducts in-person and telephonic interviews and follow-up interviews and solicits input and feedback from the Chairman of the Board, the CEO and the Executive Vice President, Human Resources, as well as the external professional search firm’s engagement manager. The professional search firm is charged with ensuring that prospective candidates would be available to join the Board when needed, and assists the N&G Committee in identifying any potential conflicts of interests or other disqualifying information about each candidate. The N&G Committee next discusses all of the qualified candidate prospects among the committee members and with the CEO and Chairman of the Board. The N&G Committee will ask the CEO to meet with finalist candidates to the extent that the CEO has not already done so. Efforts are made by the N&G Committee members to reach a consensus on the candidate or candidates most suited to fulfill the Company’s selection criteria. In the event that the N&G Committee is unable to reach a consensus, it will make its determination by majority vote. When a determination is made, the N&G Committee formally makes its recommendation of the director nominee or nominees, as the case may be, to the full Board.

The Board will discuss the N&G Committee’s recommendation and may request any additional information or interviews as the Board deems necessary. The Board will then decide whether to nominate such candidate or candidates, as the case may be, in the Company’s proxy statement for election by the stockholders at the Company’s Annual Meeting. In the rare case that a vacancy arises between Annual Meetings, the Board itself may elect a nominee to fill such vacancy in accordance with the bylaws of the Company.

Stockholder Recommendations of Director Nominees

Any stockholder wishing to recommend a candidate as a nominee for election at the Company’s Annual Meeting of Stockholders should send a signed letter of recommendation stating the reasons for the recommendation and containing the full name and address of each proposed candidate as well as a brief biographical history setting forth past and present directorships, employment, occupations and civic activities, and any other supporting information, to be received by the Company at any time prior to the deadline set forth above under the heading “Deadline for Receipt of Stockholder Proposals for Fiscal 2007.” As instructed under that heading, correspondence should be sent to Solectron Corporation, 847 Gibraltar Drive, Milpitas, California 95035, Attention: Corporate Secretary.

Any stockholder recommendation should be accompanied by a written statement from the proposed director candidate consenting to be considered as a candidate and, if nominated, consenting to be named in the proxy statement and, if elected, consenting to serve as a director.

Stockholder Communications with the Board

Stockholders may communicate with the Board and/or individual Board members by sending correspondence to such Board member(s) at the address of the Company’s headquarters which may be found at www.solectron.com/misc/contactus.htm. All such correspondence shall be forwarded to the addressees.

Corporate Governance Principles

Solectron has long upheld a set of basic beliefs to guide our actions. Among those beliefs is the responsibility to conduct ourselves with the highest standards of ethical behavior when relating to customers, suppliers, employees, investors and the communities where we work. We believe our corporate governance policies and practices, some of which are discussed above and summarized below, meet or exceed the standards set forth in applicable SEC and NYSE rules and regulations currently in effect and we intend to meet or exceed all requirements of new rules and regulations as they come into effect.

Independent Directors

•	Except for our CEO, all of our Board members are independent of the Company and its management as defined by the SEC and the corporate governance listing standards of the NYSE.

•	The non-management directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings. William A. Hasler, who is the current Chairman of the Board, presides over these executive sessions.

Nominating and Governance Committee

•	The Nominating and Governance Committee has adopted a charter that meets NYSE corporate governance listing standards.

•	Nominating and Governance Committee members all meet the applicable standards for independence as defined by the corporate governance listing standards of the NYSE.

Executive Compensation and Management Resources Committee

•	Executive Compensation and Management Resources Committee (“ECMRC”) members all meet the applicable standards for independence as defined by the corporate governance listing standards of the NYSE and by the Internal Revenue Service.

•	The ECMRC has adopted a charter that meets NYSE corporate governance listing standards.

•	Incentive compensation plans are reviewed and approved by the ECMRC as part of its charter.

•	The compensation plans for the executive officers of the Company are annually reviewed and approved by the ECMRC, with the CEO’s compensation subject to further approval by the independent members of the full Board.

•	Director compensation guidelines are reviewed annually by the ECMRC, and recommended to the full Board for approval.

•	Review of the management succession plan is the responsibility of the ECMRC pursuant to our Corporate Governance Guidelines.

Audit Committee

•	The Audit Committee has established policies that are consistent with current corporate governance laws and regulations for audit committees and auditor independence.

•	Audit Committee members all meet the applicable tests for independence from Company management and requirements for financial literacy as set forth in the regulations of the SEC and the corporate governance listing standards of the NYSE.

•	The chair of the Audit Committee is an “audit committee financial expert” as defined in the applicable regulations of the SEC.

•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, and the Audit Committee has sole authority over the hiring and firing of KPMG LLP, and all audit engagement fees and terms.

•	The Audit Committee meets in private session on a regular basis with the head of the Company’s internal audit function and with KPMG LLP, outside of the presence of Company management.

•	The Company’s Ethics Office maintains an independent ethics hotline (telephone and email) to enable any employee, customer or supplier to confidentially and anonymously report questionable activities to the Audit Committee. Instructions for accessing the hotline can be found on the Company’s website at www.solectron.com/about/gov.shtml.

Stockholder Approval of Equity Compensation and Stockholder Rights Plans

•	The Company requires stockholder approval of all Company equity compensation plans and any amendments thereto, including any repricing of options contemplated by the Company, whenever such approval is necessary under NYSE corporate governance rules.

•	The Company requires stockholder approval prior to the adoption of any stockholders rights plan, or “poison pill.” In certain circumstances, the Board may, in the exercise of its fiduciary responsibilities, deem it in the best interests of the Company’s stockholders to implement a rights plan prior to seeking stockholder approval, in which case the plan would expire if not submitted for stockholder approval within 12 months of such implementation.

Corporate Governance Guidelines

•	Solectron has adopted a set of Corporate Governance Guidelines that meet NYSE corporate governance listing standards, including specifications for director qualification and responsibility.

•	Continuing education for directors is specified in our Corporate Governance Guidelines as being a component of the annual agenda for our Board meetings.

Code of Business Conduct and Ethics Guide

•	Solectron has adopted a Code of Business Conduct and Ethics Guide that includes a conflict of interest policy and applies to all directors, officers and employees.

•	New employees are trained in the Code of Business Conduct and Ethics Guide as part of new-employee orientation, and are required to affirm in writing their acceptance of the Code.

•	Management-level employees are required to annually reaffirm in writing their acceptance of the Code of Business Conduct and Ethics Guide, and are required to complete annual ethics training and a conflict-of-interest questionnaire.

•	The Code of Business Conduct and Ethics Guide is available on the Company’s website at www.solectron.com/about/gov.shtml and is available in print to any stockholder who requests it. Such requests may be made at www.solectron.com/misc/contactus.htm. We intend to satisfy the disclosure requirement under Item 5.05(c) of Form 8-K regarding certain amendments to, or waivers from, a provision of this code of ethics by posting such information on our website, at the address and location specified above, within four business days of such amendment or waiver.

Electronic Industry Code of Conduct

•	We were one of the original drafters of the Electronic Industry Code of Conduct (EICC), which was developed by a coalition of electronic industry companies including HP, IBM, Dell, Flextronics, Celestica, Sanmina-SCI and Jabil Circuit.

•	The EICC promotes socially responsible business practices with respect to labor, worker health and safety, environmental protection and ethics.

•	Solectron’s adoption of the EICC is a further representation of the Company’s commitment to corporate social responsibility and ethical business behavior. A copy of the EICC can be found on the Company’s website at www.solectron.com/about/gov.shtml.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board currently consists of 9 persons. All 9 positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company’s nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting if such directors are to be elected by cumulative voting, as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

Director Nominees

The names of the nominees, and certain information about them, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since

William A. Hasler	64	Chairman of the Board of the Company; Corporate Director	1998
Michael R. Cannon	54	President and Chief Executive Officer of the Company	2003
Richard A. D’Amore	53	General Partner, North Bridge Venture Partners	1985
H. Paulett Eberhart	53	Corporate Director	2005
Heinz Fridrich	73	Corporate Director	1996
William R. Graber	63	Corporate Director	2004
Dr. Paul R. Low	73	President, PRL Associates	1993
C. Wesley M. Scott	59	Corporate Director	2001
Cyril Yansouni	64	Corporate Director	2004

Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five (5) years. There is no family relationship between any director or executive officer of the Company.

Mr. William A. Hasler has served as a director of the Company since May 1998 and as Chairman of the Board since January 2003. Mr. Hasler previously served as co-chief executive officer and Vice Chairman of Aphton Corporation, an international biotechnology firm. Prior to joining Aphton, Mr. Hasler was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley. Mr. Hasler also serves as a director of Stratex Networks, DiTech Communications Corporation, Genitope Corporation, Technical Olympic USA, Inc., Mission West Properties (a REIT) and The Schwab Funds (a mutual fund). In addition, Mr. Hasler is a member of the Compensation Committee of Genitope Corporation and DiTech Corporation.

Mr. Michael R. Cannon joined the Company in January 2003 as President and CEO and as a member of the Board of Directors and has more than 25 years of manufacturing and technology experience. Prior to joining the Company, Mr. Cannon was President, CEO and a director of Maxtor Corporation, a provider of hard disk drives and storage systems. Previously, Mr. Cannon was with IBM’s Storage Systems Division, where he held several senior leadership positions, including Vice President of the Personal Storage Systems Division, Vice President of Product Design and Vice President of Worldwide Manufacturing. Prior to IBM, Mr. Cannon worked at several companies in the disk drive industry, including Control Data Corporation’s Imprimis Technology spin-off. Mr. Cannon began his career at The Boeing Company, where he held engineering and management positions in the Manufacturing Research and Development Group. Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School. Mr. Cannon also serves as a director of Adobe Systems Inc. and Seagate Technology, Inc.

Mr. Richard A. D’Amore has served as a director of the Company since 1985. Mr. D’Amore has been a general partner of North Bridge Venture Partners since 1994. Mr. D’Amore also serves as a director of Veeco Instruments, Inc., Phase Forward Incorporated and a number of private companies.

Mr. Heinz Fridrich has served as a director of the Company since April 1996. He has been associated with the faculty of the University of Florida since 1993 and is now Industry Professor Emeritus. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operation management positions with IBM in Europe and the United States. Mr. Fridrich also serves as a director of Veeco Instruments Inc.

Mr. William R. Graber has served as a director of the Company since January 2004. From February 2000 until his retirement in April 2004, Mr. Graber served as Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a wide range of financial management positions at General Electric Company. Mr. Graber holds a bachelor’s degree in mathematics from Washington State University. Mr. Graber is a member of the Financial Executives Institute and is a trustee of the Washington State University Foundation. Mr. Graber also serves as a director of Kaiser Foundation Health Plan and Kaiser Foundation Hospitals and the Mosaic Company.

Dr. Paul R. Low has served as a director of the Company since 1993. He is currently President of PRL Associates, a position he has held since 1992. Dr. Low worked for IBM from 1957 to 1992. During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line. Dr. Low also served on IBM’s corporate management board. Dr. Low also serves as a director of Veeco Instruments, Inc.

Mr. C. Wesley M. Scott has served as a director of the Company since 2001. In May 2001, he was appointed a director of C-MAC Industries Inc., whose combination with the Company was completed in December 2001. From February 2000 until March 2001, Mr. Scott was Chief Corporate Officer of BCE Inc. From February 1999 until January 2000, Mr. Scott was Vice Chairman of Bell Canada. From July 1995 until January 1999, Mr. Scott was Executive Vice President (Corporate) and, from April 1997 until January 1999, also Chief Financial Officer, of Nortel Networks. Mr. Scott also serves as a director of CGI Group Inc. and certain subsidiary companies of Aviva plc.

Ms. H. Paulett Eberhart has served as a director of the Company since January 2005. Until her retirement in March 2004, she served as President, Americas at EDS. An employee of EDS since 1978, Ms. Eberhart previously served in a number of senior executive roles, including Senior Vice President and President, Solutions Consulting; member, EDS Executive Operations Team and Investment Committee; Senior Vice President, Information Solutions, U.S.; and Senior Vice President, Finance. Ms. Eberhart holds a bachelor of science degree from Bowling Green State University. Ms. Eberhart previously served on the board of directors of AT Kearney, a subsidiary of EDS, and as the chair of the political action committee at EDS. Ms. Eberhart is a member of the Financial Executives Institute and American Institute of Certified Public Accountants, and currently serves as a director of Advanced Micro Devices, Inc. and Anadarko Petroleum Corporation.

Mr. Cyril Yansouni has served as a director of the Company since January 2004. From 1991 to 2003, Mr. Yansouni was the Chairman of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for data storage drives, and served as both Chairman of the Board and Chief Executive Officer from 1991 to 2000. From 1988 to 1991, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, where he served in various senior management positions, most recently as an Executive Vice President. From 1986 to 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems which was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni served in a variety of technical and management positions at Hewlett-Packard Company, most recently as Vice President and General

Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni also serves as a director of Tektronix Inc.

Required Vote

Each stockholder voting in the election of directors is entitled to cumulate such stockholder’s votes. Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting to the Company’s Secretary prior to the voting of the intention to cumulate the votes. The 9 nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (“Broker Non-Votes”), will be counted as present for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit the financial statements of the Company for Fiscal 2007. KPMG LLP has audited the Company’s financial statements since the Company’s 1985 fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

Fees and Services

The following table sets forth the fees for audit and other services provided by KPMG to the Company for Fiscal 2006 and Fiscal 2005:

	Fiscal 2006	Fiscal 2005

Audit fees	$11,369,000	$13,072,000
Audit-related fees	56,000	26,000
Tax fees	955,000	1,349,000

Total	$12,380,000	$14,447,000

Audit fees represent fees for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, review of financial statements included in the Company’s quarterly reports on Form 10-Q, services normally provided in connection with statutory audits of certain of the Company’s foreign subsidiaries and services normally provided in connection with regulatory filings made during the fiscal year. The audit fees also reflect the required audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and the KPMG independent audit of the Company’s internal control over financial reporting.

The audit-related fees for Fiscal 2006 primarily represent fees for employee benefit plan audits, required certifications and VAT audits for certain of the Company’s foreign locations. The audit-related fees for Fiscal 2005 primarily represent fees for employee plan audits for certain of the Company’s foreign locations.

Tax fees represent fees for the preparation and review of the Company’s income tax returns, and general tax planning and advice for the Company. For Fiscal 2006, fees for the preparation and review of income tax returns were $608,000 and fees for tax planning and advice were $347,000. For Fiscal 2005, fees for the preparation and review of income tax returns were $280,000 and fees for tax planning and advice were $1,069,000.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and audit-related services and all non-audit services that the Company’s independent registered public accounting firm is permitted to perform for the Company under applicable laws and regulations. The Audit Committee’s pre-approval policy provides for both specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Audit Committee has also delegated pre-approval authority to the Chair of the Audit Committee. All services and fees authorized under the general pre-approval policy or by the Chair, as the case may be, are reported to the full Audit Committee for ratification at the Committee’s next regular meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 17, 2006 relating to the beneficial ownership of the Company’s Common Stock or shares exchangeable into the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director (or nominee), (iii) each of the current executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

					Approximate
					Percentage of
	Number of				Outstanding
	Shares	Right to			Shares
Name	Owned(1)	Acquire(2)	Total		(%)(3)

Entities associated with AXA	126,448,194	—	126,448,194	(4)	14.0
25 Avenue Matignon 75008 Paris, France
Entities associated with FMR Corp.	103,958,332	—	103,958,332	(5)	11.5
82 Devonshire St. Boston, MA 02109
Entities associated with Capital Research and Management Company	53,183,800	—	53,183,800	(6)	5.9
333 South Hope Street, 55th Floor Los Angeles, CA 90071
Entities associated with TCW Group, Inc.	52,905,159	—	52,905,159	(7)	5.9
865 South Figueroa Street Los Angeles, California 90017
Douglas Britt	290,602	459,033	749,635		*
Michael R. Cannon	1,625,480	5,150,000	6,775,480		*
Craig London	460,750	737,916	1,198,666		*
David Purvis	553,500	510,000	1,063,500		*
Richard A. D’Amore	295,000	96,000	391,000		*
Warren Ligan(8)	126,186	579,412	705,598		*
Dr. Paul R. Low	87,000	96,000	183,000		*
C. Wesley M. Scott	48,645	118,550	167,195		*
William A. Hasler	18,363	96,000	114,363		*
H. Paulett Eberhart	6,363	60,000	66,363		*
Heinz Fridrich	13,363	96,000	109,363		*
William R. Graber	31,363	80,000	111,363		*
Cyril Yansouni	13,288	80,000	93,288		*
All directors and executive officers as a group (18 persons)	5,121,144	9,402,049	14,523,193		1.6

*	Less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

(2)	Shares that may be acquired through stock option exercises up to 60 days after November 17, 2006.

(3)	Calculation based on 904,121,603 outstanding shares as of November 17, 2006.

(4)	Reflects shares held as of September 30, 2006 pursuant to a Form 13F filed by AXA on November 14, 2006.

(5)	Reflects shares held as of September 30, 2006 pursuant to a Form 13F filed by FMR Corp. on November 13, 2006.

(6)	Reflects shares held as of September 30, 2006 pursuant to a Form 13F filed by Capital Research and Management Company on November 14, 2006.

(7)	Reflects shares held as of September 30, 2006 pursuant to a Form 13F filed by TCW Group, Inc. on November 7,2006.

(8)	Mr. Ligan served as Interim Chief Financial Officer from September 2005 to January 2006, at which time Paul Tufano joined the Company as Executive Vice President and Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, the Company believes that, during Fiscal 2006, the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

Certain Relationships and Related Transactions

The Company has previously entered into indemnification agreements with its executive officers, directors and certain key employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These agreements provide, among other things, for indemnification of the executive officers, directors and certain key employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. See also descriptions of arrangements between the Company and certain current executive officers as set forth below under “EXECUTIVE OFFICER COMPENSATION — Employment and Separation Agreements”.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows, as to the Chief Executive Officer and each of the five other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities for the fiscal years presented.

				Long Term Compensation(2)
		Annual Compensation(1)		Restricted		All Other
	Fiscal	Salary	Bonus	Stock	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)	($)(3)

Michael R. Cannon	2006	1,000,000	600,000	2,737,500	—	41,855
President and	2005	989,904	593,943	—	—	17,304
Chief Executive Officer	2004	925,002	2,769,360	509,000	650,000	39,168
Douglas Britt	2006	372,019	200,000	1,166,140	—	28,913
Executive Vice President,	2005	309,135	92,740	—	200,000	17,546
Sales and Account	2004	—	—	—	—	—
Warren Ligan(4)	2006	312,000	349,092	455,130	—	24,934
Senior Vice President and	2005	310,385	170,936	130,755	103,500	16,717
Chief Accounting Officer	2004	285,000	305,438	91,350	372,600	19,162
Craig London	2006	420,000	151,200	1,504,440	—	27,204
Executive Vice President,	2005	420,000	151,200	—	—	20,125
Global Service	2004	397,658	380,460	152,700	190,000	23,141
Marc Onetto(5)	2006	560,493	—	1,862,640	—	25,380
Executive Vice President,	2005	620,769	186,231	—	—	80,290
Operation	2004	600,000	563,013	229,050	260,000	30,440
David Purvis	2006	420,000	151,200	1,504,440	—	20,222
Executive Vice President and	2005	420,000	254,908	—	—	75,484
Chief Technical Office	2004	298,846	355,846	1,554,300	510,000	210,491

(1)	Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the SEC; therefore, the Other Annual Compensation has not been included in this table. Bonus compensation reported for fiscal years 2006, 2005, and 2004 was earned in that fiscal year, but may have been paid in the subsequent fiscal year or placed all or in part into the Company’s Executive Deferred Compensation Plan.

(2)	The Company does not have any Long-Term Incentive Plans (LTIP) as that term is defined in regulations promulgated by the SEC. While the Company acknowledges that it may, under applicable SEC regulations, report restricted stock awards as LTIP awards, it has elected not to do so.

The Company issues discounted stock options with an exercise price of $0.001 per share under its 2002 Stock Plan, and such discounted options are deemed exercised and become shares of restricted stock on the date of grant. Fiscal 2006 restricted stock values are based on the closing market share price for Company common stock on (i) September 6, 2005, grant date for Messrs. Britt, London, Onetto and Purvis; (ii) September 16, 2005, the grant date for Mr. Ligan; and (iii) November 22, 2005, the grant date for Mr. Cannon. As of August 25, 2006, based on the closing market price for Company common stock on such date: (i) Mr. Cannon held an aggregate of 1,611,181 shares of restricted stock with a value of $4,994,661; (ii) Mr. Britt held an aggregate of 303,000 shares of restricted stock with a value of $939,300; (iii) Mr. Ligan held an aggregate of 155,000 shares of restricted stock with a value of $480,500; (iv) Mr. London held an aggregate of 508,000 shares of restricted stock with a value of $1,574,800; (v) Mr. Onetto held an aggregate of 620,930 shares of restricted stock (which continue to vest until December 2006 pursuant to the terms of Mr. Onetto’s Consulting Agreement and General Release) with a value of $1,924,883; and (vi) Mr. Purvis held an aggregate of 648,000 shares of restricted stock with a value of $2,008,800.

Each of the Fiscal 2006 discounted option grants to Messrs. Britt, Ligan, London, Onetto and Purvis vest according to the following schedule: 25% of the shares granted vest on each of the first and second anniversary of the grant date, and 50% of the shares vest on the third anniversary of the grant date. With regards to the grant to Mr. Cannon, the initial vesting terms were as follows: (i) 1/3 of the shares will vest in a fiscal year upon attainment of certain Solectron performance targets established by the Board for that fiscal year; (ii) non-attainment of the Board established targets in two consecutive fiscal years will result in Mr. Cannon forfeiting 1/3 of the shares; and (iii) thereafter, 1/3 of the shares will be forfeited for each year of non-attainment. Subsequent to Fiscal 2006, on October 11, 2006, the Board approved an amendment to the vesting provisions of Mr. Cannon’s grant whereby the granted shares will fully vest on the three-year anniversary of the November 22, 2005 grant date and will no longer be subject to any forfeiture for non-attainment of performance targets. The restricted stock is entitled to dividends (if paid by the Company, as determined by the Board).

(3)	Amounts primarily include the Company’s contributions to a 401(k) plan, premiums under executive group term life and disability insurance policies and car allowances.

As previously disclosed, Mr. Onetto was granted an $800,000 credit in the Company’s Executive Deferred Compensation Plan in fiscal year 2003 pursuant to the terms of his original employment agreement. In Fiscal 2006, this principal vested upon his termination of employment with the Company and Mr. Onetto received a distribution of $946,291, which is inclusive of principal and associated investment returns under the plan.

(4)	Mr. Ligan served as Interim Chief Financial Officer from September 2005 to January 2006, at which time Paul Tufano joined the Company as Executive Vice President and Chief Financial Officer.

(5)	Mr. Onetto resigned as Executive Vice President, Operations in May 2006.

Stock Option Grants and Exercises

The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company’s stock option plans and the options exercised by such executive officers during Fiscal 2006.

Stock Option Grants in Fiscal 2006*

Individual Grants
Percent of
Total Options
		Granted to	Exercise or
	Options	Employees in	Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)	Fiscal Year	($/Share)	Date	5% ($)	10% ($)

Michael R. Cannon	—	—	—	—	—	—
Douglas Britt	—	—	—	—	—	—
Warren Ligan	—	—	—	—	—	—
Craig London	—	—	—	—	—	—
Marc Onetto	—	—	—	—	—	—
David Purvis	—	—	—	—	—	—

*	See footnote 2 to the Summary Compensation Table regarding issuance and deemed exercise of discounted stock options.

Aggregated Option Exercises in Fiscal 2006 and Year-End Values*

					Value of Unexercised,
	Shares		Total Number of Unexercised Options Held at		In-the-Money Options Held
	Acquired on	Value	Fiscal Year End (#)		at Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael R. Cannon	—	—	4,681,250	468,750	—	—
Douglas Britt	—	—	442,032	133,668	—	—
Warren Ligan	—	—	567,193	76,907	—	—
Craig London	—	—	696,250	93,750	—	—
Marc Onetto	—	—	1,526,666	333,334	—	—
David Purvis	—	—	510,000	—	—	—

*	See footnote 2 to the Summary Compensation Table regarding issuance and deemed exercise of discounted stock options.

Equity Compensation Plan Information

The following table provides information as of August 25, 2006 about our common stock that may be issued upon the exercise of options granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the 1992 and 2002 Stock Plans, and the 2003 Employee Stock Purchase Plan (ESPP), each as amended, as well as options assumed in acquisitions. See “BOARD AND CORPORATE GOVERNANCE MATTERS — Director Compensation” for a description of the automatic, non-discretionary stock option grant mechanism for Outside Directors under the 2002 Stock Plan.

	Number of Shares
	to be Issued upon		Weighted Average	Number of Shares
	Exercise of		Exercise Price of	Remaining
	Outstanding		Outstanding	Available for
Plan Category	Options (#)		Options ($)	Future Issuance (#)
	(Shares in millions)

Equity compensation plans approved by security holders	40.4	(1)	$9.66	52	(2)
Equity compensation plans not approved by security holders	4.6	(3)	4.04	—

Total	45.0		$9.09	52

(1)	Amount includes 1.3 million shares underlying options assumed by Solectron that were originally granted under plans established by various companies acquired by Solectron. Such options have an aggregate weighted average exercise price of $13.42. No grants are made under any plans assumed by Solectron.

(2)	Shares remaining available for future issuance are under the Company’s 2002 Stock Plan. Amount includes 9.4 million shares of Company common stock reserved under the Company’s 2003 ESPP for future issuance.

(3)	Amount is comprised of Michael R. Cannon’s stand-alone stock option agreement for 3,750,000 shares and Marc Onetto’s stand-alone stock option agreement for 850,000 shares. Such agreements were entered into in connection with the employment of Messrs. Cannon and Onetto, and therefore did not require stockholder approval under the applicable NYSE rules. The terms and provisions in these stand-alone agreements are substantially similar to the stock option agreements under the Company’s 2002 Stock Plan, with the exception that (i) Mr. Cannon’s options are subject to partial acceleration of vesting upon termination without cause, resignation for good reason, or termination due to death or disability prior to, or after 12 months following, a change of control of the Company, or full acceleration of vesting if such termination or resignation occurs within 12 months following a change of control, and (ii) Mr. Onetto’s options are subject to full acceleration of vesting upon a change of control. Although Mr. Onetto’s employment relationship with the Company terminated in June 2006, his options continue to vest through December 2006 under the terms of his Consulting Agreement and General Release.

Employment and Separation Agreements

On January 30, 2006, the Company entered into an executive Employment Agreement with Paul Tufano, Executive Vice President and Chief Financial Officer of the Company. The Employment Agreement provides for: (i) an annual base salary of $625,001, subject to review and adjustments; (ii) participation in an executive bonus plan, on terms and conditions determined by the Executive Compensation and Management Resources Committee (the “ECMRC”); (iii) options to purchase Solectron common stock at the ECMRC’s discretion; (iv) severance benefits if the Company terminates the executive without cause or the executive resigns for good reason prior to a change of control or after 12 months following a change of control, including (1) continuing payments of then applicable salary and target bonus for the year of termination for a period of 12 months plus one additional month for every full year of employment (not to exceed 24 months), (2) medical and other benefits coverage for the same 12-24 month period and (3) 100% acceleration of certain outstanding and unvested shares of restricted stock; and (v) severance benefits if, within 12 months following a change of control, the executive is terminated without cause or resigns for good reason, including (1) 24 months of payments of average base salary rate and average annual target bonus over the lesser of the 2 year period prior to such termination or executive’s actual term of employment, (2) 100% acceleration of all then outstanding options and shares of restricted stock, and (3) medical and other benefits coverage for 36 months.

On June 7, 2006, pursuant to the terms of his employment agreement and in connection with the termination of the employment relationship between the Company and Marc Onetto, Mr. Onetto entered into a Consulting Agreement and General Release (the “Agreement”) with Solectron. Reference is made to Mr. Onetto’s original employment agreement (the “Employment Agreement”) which was filed as an exhibit to the Company’s Form 10-K filed on November 14, 2003, and was amended on April 6, 2005 as disclosed on a Report on Form 8-K filed on April 12, 2005.

Pursuant to the Agreement, Mr. Onetto continued to serve as a full time employee (but not as an officer) of Solectron until June 23, 2006 (the “Transition Date”). Thereafter, Mr. Onetto is to serve as a consultant to the Company for six months (the “Consulting Term”). During the Consulting Term, Solectron will pay Mr. Onetto aggregate consulting fees equal to one-half (1/2) of the sum of Mr. Onetto’s annual Base Salary and Target Bonus (each as defined in the Employment Agreement), each at the level in effect on the Transition Date. Mr. Onetto’s outstanding stock options and other equity awards will continue to vest during the Consulting Term in accordance with the applicable vesting schedule(s), and Mr. Onetto will receive Company-paid coverage for himself and his eligible dependents under the Company’s benefits plans during the Consulting Term. In consideration for the release of claims and conditioned upon Mr. Onetto’s compliance with all conditions and covenants contained in the Agreement, including provisions regarding confidentiality, non-disparagement, non-competition and non-solicitation, Mr. Onetto is entitled to receive the following severance benefits in accordance with the terms of his Employment Agreement (capitalized terms, unless otherwise set forth herein, as defined in the Employment Agreement): (i) vesting and payout of the Deferred Compensation Payment; (ii) full vesting of the Restricted Stock; (iii) release of any repayment obligation with regards to the Signing Bonus; (iv) a lump sum payment at the end of the Consulting Term equal to one times Mr. Onetto’s annual Base Salary and Target Bonus, each at the level in effect on the Transition Date; and (v) Company-paid coverage for himself and his eligible dependents under the Company’s benefits plans for 12 months following the end of the Consulting Term.

EXECUTIVE COMPENSATION AND
MANAGEMENT RESOURCES COMMITTEE REPORT

Introduction

The Executive Compensation and Management Resources Committee (the “ECMRC”) of the Board consists of Richard A. D’Amore, William A. Hasler, Dr. Paul R. Low and Cyril Yansouni, with Dr. Low serving as Chairman. Each member of the ECMRC is a non-employee director of the Company and is “independent” within the meaning of currently applicable NYSE corporate governance listing standards. The ECMRC is responsible for reviewing and approving all aspects of compensation paid to the Company’s executive officers reporting to the Chief Executive Officer. The ECMRC reviews and recommends all components of the Chief Executive Officers’ remuneration to the independent members of the Board for approval. The ECMRC meets at the beginning of each fiscal year to establish target base compensation levels for the Company’s executive officers for the following fiscal year and to approve bonuses for the previous fiscal year. The ECMRC engages an independent executive compensation consultant to provide information on market data and competitive practices.

Compensation Philosophy

The Company’s primary objectives with respect to executive compensation are to attract and retain the best possible executive talent and provide sufficient incentive to maximize the achievement of the Company’s business objectives, while strengthening the tie between management and stockholders. In order to provide incentive to executive officers, the Company pays a significant percentage of the executives’ total compensation by means of variable performance-based cash incentives and equity awards as the long-term incentive component. Determination of each component of variable compensation is based on an assessment of a combination of metrics and individual performance. The amount of incentive compensation for each person in Fiscal 2006 has been determined on the basis of several indicators of corporate performance as outlined below.

Compensation Components

The following are the key components of the Company’s executive officer compensation:

Base Compensation.  The ECMRC establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries. A majority of the companies used by the ECMRC in its review of salaries of other companies are a part of the Goldman Sachs Technology Indextm used in the “Stock Performance Graph” set forth in this proxy statement. Generally, the ECMRC believes that executive base salaries for executives should be established at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. Consistent with the criteria set forth above and his employment agreement, Mr. Cannon’s base salary was set at $1,000,000.

Bonuses.  Pursuant to the Company’s One Solectron Incentive Compensation Plan approved by Solectron’s stockholders at the 2002 Annual Meeting of Stockholders, annual cash bonuses are payable to the extent that annual Solectron and individual business performance objectives specified by the ECMRC are obtained. Company and individual performance objectives may be based on a variety of metrics and factors, including Revenue, Cash to Cash, Profit Before Interest and Taxes, individual objectives and other financial and operational metrics that are indicative of stockholder value creation. For Fiscal 2006, corporate performance measures were based on Revenue, Cash to Cash and Profit Before Interest and Taxes, as set forth in the Company’s Annual Operating Plan established by the Board and communicated by the ECMRC to bonus plan participants prior to the end of Fiscal 2005. Individual performance was measured based on goals related to each person’s function within the organization. Based on the Company’s performance, the ECMRC recommended to the Board that Mr. Cannon be awarded a bonus of $600,000 for Fiscal 2006, and the Board accepted the recommendation.

Long-Term Incentive Compensation.  The ECMRC believes that long-term performance is achieved through an ownership culture that encourages long-term performance by executive officers and employees through the use of stock-based incentives. The Solectron 2002 Stock Plan provides for long-term incentive compensation for employees of the Company, including executive officers through the use of stock-based grants of both fair market value and discounted stock options. During Fiscal 2006, the ECMRC approved discounted option grants for

Solectron stock to each of the direct reports to the CEO to vest over the ensuing three years from the date of grant at the rate of 25% for each of the first two years and 50% at the end of the third year. With respect to the CEO, the ECMRC recommended to the independent members of the Board that Mr. Cannon receive a performance-based discounted option grant for 750,000 shares of Solectron stock. The initial vesting terms for Mr. Cannon’s grant were as follows: (i) 1/3 of the shares would vest in a fiscal year upon attainment of certain Solectron performance targets established by the Board for that fiscal year; (ii) non-attainment of the Board established targets in two consecutive fiscal years would result in Mr. Cannon forfeiting 1/3 of the shares; and (iii) thereafter, 1/3 of the shares would be forfeited for each year of non-attainment. Subsequent to Fiscal 2006, on October 11, 2006, the Board approved an amendment to the vesting provisions of Mr. Cannon’s grant whereby the granted shares will fully vest on the three-year anniversary of the November 22, 2005 grant date and will no longer be subject to any forfeiture for non-attainment of performance targets.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“IRC”) limits the Company’s tax deduction to $1 million for compensation paid to certain executive officers named in the proxy statement unless the compensation is performance based. Bonus payments made pursuant to the One Solectron Incentive Compensation Plan for Fiscal 2006 met the performance criteria of IRC Section 162(m). The ECMRC’s present intention is to comply with the requirements of IRC Section 162(m), unless the ECMRC determines that it is in the interests of the Company to do otherwise.

Executive Compensation and Management Resources Committee Interlocks and Insider Participation

All members of the ECMRC meet the standards for independence from the Company as set forth in the currently applicable NYSE corporate governance listing standards. The members of the ECMRC have never been executive officers of the Company.

Members of the Executive Compensation and Management Resources Committee

Dr. Paul R. Low, Chairman
Richard A. D’Amore
William A. Hasler
Cyril Yansouni

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the S&P 500 Index and the Goldman Sachs Technology Indextm for the five fiscal years commencing August 31, 2001 and ending August 31, 2006, assuming an investment of $100 and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Solectron Corporation, The S & P 500 Index
and The Goldman Sachs Technology Index

The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee assists Board oversight of the Company’s systems of disclosure controls and procedures and internal controls over financial reporting, is responsible for the appointment and terms of engagement of the Company’s independent registered public accounting firm, coordinates and approves the activities of the Company’s internal auditors and independent registered public accounting firm, and reviews and approves the Company’s financial statements. The Committee reviews with management, the independent registered public accounting firm, and the internal auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s opinion about management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee operates under a duly adopted charter which is reviewed on an annual basis and is available on the Company’s website at www.solectron.com/about/gov.shtml. The Audit Committee met a total of 14 times in Fiscal 2006 and has determined that it fulfilled the duties and responsibilities set forth in the charter.

The Board has determined in its annual review that all members of the Audit Committee are “independent” as such term is defined under the applicable regulations of the SEC and the corporate governance rules of the NYSE. In addition, the Board has determined that each of C. Wesley M. Scott, H. Paulett Eberhart and William R. Graber is an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee relies on the expertise and knowledge of Company management, the internal auditors and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing opinions on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in its Annual Report on Form 10-K. The Committee took a number of steps in making this recommendation for Fiscal 2006. First, the Audit Committee discussed with KPMG those matters KPMG is required to communicate to and discuss with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended (“Communication with Audit Committees”), including information concerning the scope and results of the audit. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding its independence as required by the Independence Standards Board Standard No. 1, as amended (“Independence Discussions with Audit Committees”). Finally, the Audit Committee reviewed and discussed with Company management and KPMG, Solectron’s audited consolidated balance sheets at August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended August 31, 2006. Based on these reviews and discussions, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Solectron’s Annual Report on Form 10-K include these financial statements.

Members of the Audit Committee

C. Wesley M. Scott, Chairman
H. Paulett Eberhart
Heinz Fridrich
William R. Graber

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Todd DuChene
Executive Vice President,
General Counsel and Secretary

Dated: December 4, 2006

SOLECTRON CORPORATION
C/O COMPUTERSHARE INVESTOR SERVICES
P.O. BOX 43078
PROVIDENCE, RI 02940-30378
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to significantly reduce the costs incurred by Solectron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote these shares using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Solectron Corporation, c/o Computershare Investor Services, P.O. Box 43078 Providence, RI 02940-30378.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                               SOLTR1              KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SOLECTRON CORPORATION
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”
THE NOMINEES LISTED BELOW.

			For	Withhold	For All
Election of Directors			All	All	Except
1.	To elect nine (9) directors to serve for the ensuing year and until their successors are duly elected and qualified.

	01) William A. Hasler	06) William R. Graber	¡	¡	¡
	02) Michael R. Cannon	07) Dr. Paul R. Low
	03) Richard A. D’Amore	08) C. Wesley M. Scott
	04) H. Paulett Eberhart	09) Cyril Yansouni
05) Heinz Fridrich

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the registered independent public accounting firm of the Company for the fiscal year ending August 31, 2007.	¡	¡	¡

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE, SO THAT THE STOCK MAY BE REPRESENTED AT THE MEETING.

	Yes	No

Please indicate if you plan to attend this meeting.	¡	¡

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	¡	¡

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)                              Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOLECTRON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held January 10, 2007
The undersigned hereby appoints Michael R. Cannon and Paul Tufano, and each of them, with full power of substitution, to represent the undersigned, and to vote all of the shares of stock in Solectron Corporation (the “Company”), a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 847 Gibraltar Drive, Building 5, Milpitas, CA 95035 on Wednesday, January 10, 2007 at 8:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth on the reverse side, and as more particularly described in the Proxy Statement of the Company dated December 4, 2006 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s Annual Report for the fiscal year ended August 31, 2006.
THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.